April 5, 2006

       Contact:      Steve Taylor

Press Release 06-5

            (509) 892-5287

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HuntMountain Resources Acquires Options on Quebec Gold Properties

(SPOKANE, Wash.)  HuntMountain Resources (OTCBB:HNTM) is pleased to announce it has entered into a letter agreement with Diagnos, Inc. (TSX-V: ADK) obtaining an option to acquire a 100 percent interest in two prospective gold properties in the prominent Chibougamau and Abitibi regions of northwestern Quebec.  The projects consist of 44 claims covering approximately 6,100 acres of terrain known to host high-grade gold mineralization within regions that have collectively produced approximately 180 million ounces of gold.

HuntMountain will earn its interest by paying $35,000 in cash, issuing common stock valuing $35,000, and conducting exploration drilling within each project area.  Diagnos will assist in preliminary target identification through the use of its comprehensive Artificial Intelligence software application, CARDS.  After making these expenditures, HuntMountain will have the option to acquire an additional seven properties from Diagnos in Quebec.  A formal option agreement between the parties is forthcoming.

“After evaluating a number of prospects throughout Canada over the past year, we are delighted to make this commitment in Quebec and look forward to working with Diagnos in the development of these properties,” said President and Chairman Tim Hunt.  “In our efforts to diversify HuntMountain’s project portfolio and manage risk, we see these acquisitions in Quebec as a key aspect of building shareholder value in one of the world’s best regions for exploration.”

The Fraser Institute has rated Quebec Province as the 5th most desirable jurisdiction worldwide to conduct mining and exploration operations according to its 2005/06 Policy Potential Index.

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HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America.  The Company currently holds properties in Nevada, Quebec, and Santa Cruz Province, Argentina.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

CONTACT:

Steve Taylor, Director of Investor Relations

HuntMountain Resources

(509) 892-5287

staylor@huntmountain.com

www.huntmountain.com

06-5